EXHIBIT 5

[LETTERHEAD OF DLA PIPER LLP (US)]

January 16, 2013

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714

Gentlemen:

We have examined the registration statement to be filed with the Securities and Exchange Commission on or about January 16, 2013 for registration under the Securities Act of 1933, as amended, of 200,000 units of deferred stock obligations and 200,000 shares of common stock, par value $0.01 per share ("Common Stock"), of MFRI, Inc. (the "Company"), for issuance under such deferred stock obligations, reserved for issuance upon the conversion of awards to be granted pursuant to the MFRI, Inc. Deferred Stock Purchase Plan (the "Plan"). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By‑Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid deferred stock obligations and shares of common stock to be offered by the Company pursuant to awards to be granted pursuant to the Plan has been duly authorized, and, when issued and delivered upon the terms and conditions set forth in the Plan and in the awards to be granted thereunder, such deferred stock obligations shall be validly issued and such shares shall be validly issued, fully paid and non‑assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ DLA PIPER LLP (US)